UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2004

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)

3280 Bayshore Boulevard Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 2, 2004, the Board of Directors of InterMune, Inc. (“InterMune”) appointed Bennet L. Weintraub as the Interim Principal Accounting Officer of InterMune.  Mr. Weintraub had previously been appointed as Interim Chief Financial Officer of InterMune on August 13, 2004.  Prior to joining InterMune, Mr. Weintraub acted as a financial and business consultant for investors and technology start-ups since February 2003. Mr. Weintraub also served as Chief Financial Officer at Valentis, Inc. where he managed all aspects of finance and administration from May 1998 until February 2002. Prior to Valentis, Mr. Weintraub was Chief Financial Officer of Technology Modeling Associates. Mr. Weintraub is a CPA in the State of California and holds an M.B.A. from the Harvard Graduate School of Business Administration.  Mr. Weintraub is 50 years old.

InterMune entered into a consulting services agreement with Mr. Weintraub on August 13, 2004 (the “Agreement”). Pursuant to the Agreement, Mr. Weintraub was retained to serve as and perform the duties of Interim Chief Financial Officer for an initial period not to exceed 90 days, which may be extended or renewed by the mutual agreement of InterMune and Mr. Weintraub. Mr. Weintraub’s relationship with InterMune under the Agreement is that of an independent contractor. InterMune possesses the right to cancel the Agreement upon written notice, and Mr. Weintraub may also terminate the Agreement upon fifteen days prior written notice.

Pursuant to the Agreement, InterMune will compensate Mr. Weintraub at a rate of $175.00 per hour for services rendered pursuant to the Agreement. Mr. Weintraub is also entitled to be reimbursed for reasonable travel expenses  incurred at the request of and upon prior written approval of InterMune.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.

Dated: September 3, 2004	By:	/s/ Daniel G. Welch
Daniel G. Welch Chief Executive Officer and President